Exhibit 99.1
News Release: IMMEDIATE RELEASE

For further information contact:

Susan Matthews, Media	317.590.3202
Suzie Singer, Corporate Communications	812.376.1917
Conference Call, 1:00 p.m., EDT, August 7, 2008	800.559.2403
Confirmation #22437435
Replay available at http://www.irwinfinancial.com/investors/index_ir.htm

IRWIN FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER 2008 RESULTS

LOSS REFLECTS COSTS RELATED TO STRATEGIC RESTRUCTURING
  Results Reflect Significant Mark Down of Assets and Reserves Taken as Part of Strategic Restructuring Announced July 25, 2008
  July Sale of Small Ticket Leasing Assets Enhances Liquidity By $325 Million
  Consolidated Capital Ratios Maintained Above Regulatory Standards for "Well Capitalized" and Expected to Increase in Third Quarter as Asset Sales Close
  Company to Refocus on Small Business and Community Banking

(Columbus, IN, August 7, 2008) Irwin Financial Corporation (NYSE:IFC), a bank holding company, today announced a loss of $107 million or $3.64 per diluted share during the second quarter of 2008, reflecting charges associated with the strategic restructuring of the company to focus on small business lending and banking services to its local communities. The charges associated with the restructuring announced on July 25 drove the loss. Losses from the leasing and home equity businesses the Corporation is exiting as part of the restructuring totaled approximately $94 million after-tax, while proceeds from the sale of the leasing asset sales generated approximately $325 million in net additional liquidity which the Bank received in late July.

"In these very difficult times for the entire banking industry, we think three things are most important: liquidity, capital, and returning to profitability. The asset transactions we announced two weeks ago brought in substantial liquidity. Removing these assets from our balance sheet in July will provide meaningful support to our capital ratios, keeping us above the regulatory standards for a 'well-capitalized' bank. While the losses we will book in 2008 from these asset sales and exit costs are large, the restructuring will allow us to return to profitability in 2009," said Will Miller, Chairman and CEO of Irwin Financial.

"Through asset sales and significantly reducing our exposure to home equity credit losses, management and the Board are re-focusing the Corporation on our core services to small business and local branch-based customers," Miller continued. "With the remaining home equity portfolio in run-off mode, we have capped our exposure to the national home equity industry while we exit this business. In addition, we have exited the small-ticket leasing business. On July 30, we successfully closed the sale of our small-ticket leasing assets to Scotia Group in Canada and to Equilease in the U.S. These two transactions alone netted approximately $325 million in additional liquidity for the Bank.

"We believe we can return to profitability in 2009 by simplifying our business, returning to the principles that have driven our success for the past 137 years: serving small businesses and consumers in our branch communities and our franchisee customers nationally," said Miller.

"With the transactions we announced on July 25, we have begun restructuring the organization. Overall, we expect to incur significant costs to exit and restructure these businesses; approximately $105 million was recognized in the second quarter, and a like amount will be recorded in coming months, mostly in the third quarter. Thus, we expect the bulk of the restructuring costs to be recognized by year end. The restructuring losses will be counter balanced by approximately $415 million in transaction proceeds (inclusive of the $325 million already received) and the reduction of approximately $1.6 billion in our assets from these transactions. The exit from these businesses put us on the road to operating improvement and a return to profitability in 2009.

"Accounting rules required that we take charges in the second quarter for assets we sold in July, without simultaneously removing the assets from the balance sheet. On a pro forma basis, however, capital ratios will increase as assets sold in July and August are removed from the balance sheet in the third quarter. Compared to the applicable regulatory standard of 10.0% for a 'well capitalized bank,' total capital to risk weighted assets, which ended the second quarter at 10.7 percent, would have increased to 12.1 percent on that same date if the loans being sold in these transactions were also removed from the balance sheet and the estimated additional exit costs were included," Miller concluded.

Financial highlights for the period are presented in the table below. Of the $158 million Provision for Loan Losses, $132 million was recorded in the home equity and small ticket segments and was related to the restructuring. The remaining $26 million of Loan Loss Provision relates to the commercial banking line of business (approximately $24 million) and the franchise segment (approximately $2 million).

$ in millions, except EPS	2Q 2008	1Q 2008	Percent Change	2Q 2007
Net Interest Income	$62	$64	(4)%	$66
Provision for Losses	(158)	(45)	255%	(19)
Non-Interest Income	7	(4)	NM	10
Total Consolidated Net Revenues	(89)	15	(679)%	56
Non-Interest Expense	44	52	(15)%	47
Net Loss From Continuing Operations	(107)	(22)	382%	5
Discontinued Operations	N/A	N/A	N/A	(6)
Net Loss	(107)	(22)	382%	(0)
Earning (Loss) per Share from Continuing Operations (diluted)	(3.64)	(0.77)	373%	0.17
Loan and Lease Portfolio	5,455	5,586	(2)%	5,539
Deposits	3,505	3,399	3%	3,318
Shareholders' Equity	330	436	(24)%	508
Total Risk-Based Capital Ratio	10.7%	12.5%		13.3%

Net interest income of $62 million decreased modestly on a sequential quarter and year-over-year basis, reflecting a reduced loan and lease portfolio. Non-interest expense decreased from the first quarter of 2008 and the prior year reflecting cost reductions taken in light of operating performance and down-sizing of operations.

The consolidated net interest margin declined modestly to 4.38 percent as compared to 4.44 percent during the first quarter due to competitive conditions and funding mix. Reflecting a strategy to reduce future credit risk, the consolidated loan and lease portfolio declined 10 percent annualized during the quarter, totaling $5.5 billion as of June 30.

The Corporation had $330 million or $10.75 per share in common shareholders' equity as of June 30. At quarter-end, the Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 7.2 percent and 10.7 percent, respectively, compared to 9.8 percent and 12.5 percent as of March 31, 2008. The capital ratios of Irwin Union Bank and Trust were 8.8 percent and 11.0 percent, respectively for the Tier 1 Leverage and Total Risk-based Capital ratios at June 30, 2008. On a pro forma basis reflecting the effect of both the removal of assets from the balance sheet and an estimate of additional exit costs to be booked in future quarters related to the transactions announced on July 25, the Corporation's total capital to risk-weighted assets would have been approximately 12.1 percent.

Reflecting economic conditions, the Corporation's allowance for loan and lease losses increased substantially during the quarter. The allowance totaled $216 million as of June 30, up from $159 million at the end of March. The ratio of allowance for loan and lease losses to nonperforming loans and leases was 203 percent at June 30, compared to 160 percent at March 31. Other real estate owned, which is carried at lower of cost or fair value, totaled $18 million at June 30, up from $17 million at March 31. Nonperforming loans and leases totaled $106 million or 2.07 percent of total loans and leases as of June 30, 2008, up from $99 million or 1.78 percent of loans and leases at March 31, 2008.

Thirty-day and greater delinquencies (30+DPD) and the ratios of Allowance for Loan and Lease Losses (ALLL) to Loans,  ALLL to Nonperforming Loans (NPLs), and Loan Loss Provision (LLP) to charge-offs (C/Os) are shown in the next table.

	2Q 2008				1Q 2008
	30+ DPD	ALLL to Loans	ALLL to NPLs	LLP to C/Os	30+ DPD	ALLL to Loans	ALLL to NPLs	LLP to C/Os

Commercial Banking	0.87%	1.75%	86%	175%	1.07%	1.36%	84%	334%
Commercial Finance	0.83%	1.02%	132%	83%	1.06%	1.52%	181%	170%
Franchise Finance channel	0.27%	0.96%	124%	103%	0.55%	1.04%	178%	254%
Home Equity	6.06%	11.63%	382%	297%	5.66%	7.07%	241%	131%
Total	2.20%	4.20%	203%	157%	2.30%	2.84%	160%	147%

Segment Results

Net loss by line of business is shown below. Additional detail for each segment is available in the Form 10-Q.

Net Income(loss) ($ in millions)	2Q 2008	1Q 2008	Percent Change	2Q 2007
Commercial Banking	($9)	$1	NM	$6
Commercial Finance	($23)	$4	NM	$3
Franchise Finance	$2	$5	(65)%	$3
Small ticket Leasing (exiting)	(25)	(0)	NM	(0)
Home Equity	(44)	(16)	176%	(2)
Subtotal, Operating Segments	(77)	(11)	625%	7
Other Segments, Including Parent	(30)	(12)	160%	(2)
Net Income (Loss) From Continuing Operations	(107)	(22)	382%	5

Income (Loss) From Discontinued Operations - Mortgage Banking	N/A	N/A	N/A	(6)
Consolidated Net Income (Loss)	(107)	(22)	382%	(0)

The commercial banking segment lost $8.8 million during the second quarter, primarily reflecting increases in loss provisions for commercial real estate related loans in western markets. The segment added $10.5 million to loan loss reserves in excess of quarterly charge-offs of $14.0 million, for a total loan loss provision of $24.5 million. The segment's allowance for losses grew to 1.75 percent of loans as of June 30, up from 1.36 percent as of March 31. Thirty-day and greater delinquencies decreased from 1.07 percent at March 31 to 0.87 percent at June 30.

The commercial banking segment's loan portfolio declined modestly during the quarter. Net interest margin was 3.66 percent during the quarter, down from 3.76 percent during the first quarter, reflecting competitive deposit conditions.

The commercial finance line of business lost $23.4 million in the second quarter of 2008, down from earnings of $4.4 million in the first quarter. The loss reflected the required mark-to-market taken on the small-ticket lease portfolio sold in late July. The franchise finance channel, which is unaffected by the strategic restructuring, earned $1.7 million.

The commercial finance loan and lease portfolio totaled $1.2 billion as of June 30. Franchise finance loan sales totaled $12 million, down from $61 million in the first quarter. Net gains on sales of franchise loans were $0.7 million or 5.8 percent of loans sold. Net interest margin was 4.24 percent, down from 4.44 percent in the first quarter, due to funding costs which did not decline in line with variable loan rates.

Credit quality in the franchise finance portfolio was stable as 30 day and greater delinquencies improved (0.27 percent at June 30 compared with 0.55 percent at March 31) while non-performing loans increased (0.78 percent of the portfolio at June 30 versus 0.58 percent as of March 31). For the entire commercial finance portfolio (including the lease portfolio sold subsequent to quarter-end), thirty-day and greater delinquencies decreased to 0.83 percent at quarter-end, compared to 1.06 percent at March 31.

The home equity segment lost $44 million during the second quarter, compared to a loss of $16 million during the first quarter. The increased loss reflects increased loan loss provisions.

As noted above, with the July 25 announcement of the sale and securitization of substantially all the home equity portfolio, the Corporation will be exiting this segment. The segment's portfolio of loans totaled $1.3 billion as of June 30, compared to $1.4 billion at the end of first quarter. After the sale of certain residual interests which occurred in late July, the segment's portfolio will total approximately $316 million. Through securitization structures and existing reserves, the Corporation's loss exposure on this portfolio will be capped at approximately $150 million, pre-tax.1

Thirty-day and greater delinquencies on the total portfolio increased from 5.66 percent at March 31 to 6.06 percent at June 30. Thirty-day and greater delinquencies on the $316 million of loans being retained after the July asset sales totaled 8.50 percent at June 30. Loan loss reserves on the portfolio to be retained totaled $60 million or 19 percent of the portfolio at June 30.

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1 This number has been reported in previous SEC filings and press releases as less than $100 million after tax, which is equivalent.

The other bank and non-bank consolidating entities lost $30 million during the second quarter, compared to a loss of $12 million in the first quarter. The loss was primarily due to a deferred tax valuation allowance of $25 million and other-than-temporary impairment of $4 million net of tax on a portion of the securities portfolio. This deferred tax valuation allowance will reverse over time if sufficient profitability is restored.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation provides a broad range of banking services to small businesses and consumers in selected markets.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. Forward-looking statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. In addition, our past results of operations do not necessarily indicate our future results. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or will not or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth or decline in our earnings and profitability, statements and assumptions relating to projected trends or potential changes in our risk profile, asset quality, reserves, asset valuations, liquidity and capital positions;
  statements about the effects of the restructuring transactions including expected restructuring costs; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential deterioration or effects of general or regional economic conditions, particularly in sectors relating to real estate and/or mortgage lending or small business-based manufacturing and services; potential effects related to the Corporation's decision to suspend the payment of dividends on its common, preferred and trust preferred securities; difficulties in completing the transactions for the disposition of our home equity and equipment leasing businesses, including selling or otherwise reducing risk associated with home equity loans on our balance sheet, selling the assets or platform of our Canadian small-ticket equipment leasing business and completing due diligence satisfactory to the purchaser; difficulties in obtaining third-party consents for the transfer of assets, platforms or servicing and in satisfying conditions necessary to release purchase price proceeds from escrow in connection with the home equity or equipment leasing transactions; difficulties in obtaining the desired tax treatment for the home equity and equipment leasing transactions; potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; competition from other financial service providers for experienced managers as well as for customers; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectability of our loan and lease assets, including deterioration resulting from the effects of natural disasters; difficulties in accurately estimating the future repurchase risk of residential mortgage, home equity or other loans or leases due to alleged violations or representations and warranties we made marketing sales or securitizations; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining or retaining deposit or other funding sources as needed; changes in the value of our lines of business, subsidiaries, or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line-of-business performance; unanticipated lawsuits or outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, bank or thrift; the application of or changes in the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final disposition of the remaining assets and obligations of our discontinued mortgage banking segment, and, after completion of transactions involving the sale of assets, our home equity and small-ticket leasing segments; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Thursday, August 7, at 1:00 p.m. EDT. Greg Ehlinger, CFO, Will Miller, CEO, and Jody Littrell, FVP and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (800) 559-2403; please tell the operator you would like to join the Irwin Financial call, confirmation #22437435. A replay of the call will be available on the Irwin Financial Corporation website at: http://www.irwinfinancial.com/investors/index_ir.htm.

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